                                                                    Exhibit 10.9


                              SETTLEMENT AGREEMENT
                                      AND
                             MUTUAL GENERAL RELEASE


                                   A. PARTIES


        This Settlement Agreement And Mutual General Release (the "Agreement") is entered into as of July 12, 1999, by and between:

              1. Tasty Fries, Inc., a Nevada corporation, formally known as Adelaide Holdings, Inc., for itself and on behalf of all its present and former affiliated, subsidiary and/or parent companies or corporations, and all of their present and former officers, directors, agents, employees, representatives, shareholders, and attorneys (hereinafter collectively "Tasty Fries");

              2. Edward C. Kelly, Chairman of the Board of Directors, Chief Executive Officer and President of Tasty Fries, and for himself and on behalf of his agents, employees, representatives, attorneys and Edward C. Kelly, individually (hereinafter collectively "Kelly"); and

              3. California Food And Vending, Inc., a California corporation, for itself and on behalf of all its present and former affiliated, subsidiary and/or parent companies or corporations, and all of their present and former officers, directors, agents, employees, representatives, shareholders, and attorneys (hereinafter collectively "CFV").

              4. Tasty Fries, Kelly and CFV are sometimes individually and/or collectively referred to as the, or a, "Party" or the "Parties" herein.

                                  B. RECITALS

        WHEREAS,

              1. CFV, on the one hand, and Adelaide Holdings, Inc. ("Adelaide"), on the other hand, were Parties to that certain action formerly pending in the United States District Court, Central District of California, Case No. SACV 93212 AHS (RwRx) entitled CALIFORNIA FOOD AND VENDING, INC. VS. ADELAIDE HOLDINGS, INC., ET AL., (the "Prior Action");

              2. On June 15, 1995, a Judgment and Order was entered in the Prior Action in favor CFV and against Adelaide, a true and correct copy of which is attached hereto as Exhibit "A". Attached to the Judgment as Exhibit "1" is the Award of Arbitrator in the Prior Action. Attached as Exhibit "2" to the Judgment is an Agreement of Settlement and Mutual and General Releases which became a part of the Judgement and Order (collectively, the "Judgment and Order");

              3. CFV, on the one hand, and Tasty Fries and Kelly, on the other hand, are Parties to that certain action currently pending in the United States District Court, Central District of California, Case No. 986711 NM
(AIJx), entitled CALIFORNIA FOOD AND VENDING, INC. VS. TASTY FRIES, INC., EDWARD KELLY, AN INDIVIDUAL, which, for purposes of this Agreement is intended to and does include the claims made by Tasty Fries in its proposed Counter-Claim sought to be filed (the "Action");

              4. On July 12, 1999, the Parties settled the Action before the Honorable Harry Hupp, United States District Court Judge, and said settlement was put on the record and agreed to by the Parties and their attorneys (the "Settlement");

              5. By this Agreement, the Parties intend to document the Settlement. Upon the execution of this Agreement, all terms and conditions of the Settlement are merged herein, and this Agreement shall hereinafter control.

                                  C. AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual undertakings contained in the Settlement, this Agreement, the mutual promises and other good and sufficient consideration, the Parties agree as follows:

              1. INCORPORATION OF THE RECITALS. The Recitals set forth herein are incorporated herein by this reference as though fully set forth verbatim.

              2. PAYMENT TO CFV. Tasty Fries will pay to CFV the sum of One Million Dollars ($1,000,000) cash, to be paid as follows:

                     (a) Tasty Fries will pay to CFV's attorney, Ronald Jason Palmieri ("Palmieri") free trading Tasty Fries common stock having a net minimum value of $100,000 representing attorneys' fees, costs and disbursements incurred by Palmieri in the Action. CFV and Palmieri warrant and agree to sell the shares to generate net cash proceeds necessary to pay Palmieri attorney's fees, costs and disbursements in the minimum amount of $100,000 but not to exceed $125,000. CFV shall direct Palmieri to instruct his broker to sell no more than 15,000 shares per day in lot increments no larger than 5,000 shares. (Net cash proceeds means the gross proceeds from the sale of stock, less broker's fees or commissions not to exceed $3,000 in total for all stock issued to Palmieri under this Agreement.) CFV and Palmieri warrant and represent that Palmieri's attorneys' fees, costs, and disbursements incurred in connection with the Action are at least $125,000. CFV and Palmieri acknowledge receipt of Three Hundred Thousand (300,000) shares of Tasty Fries' common stock delivered to Palmieri on July 23, 1999. Upon liquefying shares equivalent to generate minimum net cash proceeds of $100,000, or maximum net cash proceeds of $125,000, Palmieri shall return any remaining shares of Tasty Fries stock to

Tasty Fries or, Tasty Fries will provide Palmieri with additional shares to reach the minimum net cash proceeds of $100,000. In addition, at Tasty Fries' option, Tasty Fries may provide Palmieri with additional shares to reach the maximum net cash proceeds of $125,000.

                     (b) Tasty Fries shall pay the remaining balance of the $1,000,000, plus all accrued interest, less the total amount of Palmieri's fees paid by Tasty Fries as set forth above, to CFV, in cash, no later than Monday, January 10, 2000.

              3. INTEREST ON PAYMENT. Tasty Fries will pay simple interest to CFV at the rate of seven and one-half percent (7.5%) per annum beginning on July 13, 1999 on any and all outstanding balances owed to CFV pursuant to paragraph 2, above, until all principal payments are made in full. Interest is due on payment of the principal balance on or before January 10, 2000.

              4. DEFAULT. The failure by Tasty Fries to pay the monies owed to CFV by January 10, 2000 shall constitute a default. Tasty Fries shall have no opportunity to cure any default with regard to the monies due by January 10, 2000. In the event of a default by Tasty Fries, CFV may apply to the court, EX PARTE and with forty-eight hours notice to Tasty Fries, to enter and obtain a judgment against Tasty Fries for the entire remaining balance of sums owed under paragraph 2, above. A signed declaration under the penalty of perjury by CFV, outlining Tasty Fries' default shall constitute good cause for the Court to enter judgment in favor of CFV. The judgment shall thereafter become immediately enforceable. Attached hereto as Exhibit "B" is the Stipulation for Entry of [Proposed] Modified Judgment and [Proposed] Modified Judgment that may be entered by CFV if Tasty Fries defaults as aforesaid.

              5. NO ENTRY OF JUDGMENT UNLESS BY DEFAULT. CFV shall not seek entry of judgment pursuant to the Stipulation for Entry of [Proposed] Modified Judgment, unless and until, Tasty Fries defaults under paragraph 2 of this Agreement.

              6. TASTY FRIES STOCK. In addition to the payments set forth above, on July 28, 1999 Tasty Fries delivered to CFV Two Hundred Fifty Thousand (250,000) shares of restricted Rule 144 Tasty Fries' common stock. Tasty Fries shall include the shares with the next registration which Tasty Fries undertakes under the Securities Act of 1933, as amended, except with respect to registration statements on form S-4, S-8 or another form not available for registering the shares. Notwithstanding the foregoing, if CFV provides an opinion letter from its SEC counsel that CFV is entitled to be issued 250,000 shares of unrestricted stock in lieu of the restricted Rule 144 stock issued to CFV pursuant to this paragraph, Tasty Fries will issue free trading common stock and CFV shall return the restricted Rule 144 stock to Tasty Fries if and only if said opinion letter is acceptable to Tasty Fries' SEC counsel.

              7. TASTY FRIES STOCK WARRANTS. In addition to the payments set forth above, on July 23, 1999, Tasty Fries delivered to CFV 250,000 warrants issued to CFV on July 13, 1999 of Tasty Fries' common stock at the strike price of $0.42 per share, which represents the average price per share over the five
(5) day trading period from July 6, 1999 through July 12, 1999, rounded up to the nearest penny. The right of CFV to exercise said warrants shall be to July 13 2001.

              8. DISTRIBUTORSHIPS. CFV relinquishes any right, claim, title or interest in any and all Tasty Fries distributorships including, but not limited to, all California territorial rights which were awarded to it in the Judgment and Order, as more particularly described in paragraph "4g" at pages 12-13 of Exhibit 2 of the Judgment and Order. All rights granted to CFV in paragraph "4g" at pages 12-13 of the Judgment and Order are revoked, void and of no further force and effect. In addition, Tasty Fries has no further obligations to CFV to sell it any potato products and/or supplies. Tasty Fries has no further obligation to provide CFV with any of its marketing brochures or materials developed by Tasty Fries in connection with the exploitation of Tasty Fries' french fry vending machine.

              9. DISTRIBUTION FEES. All rights granted to CFV to share in or otherwise receive monies from distribution fees, royalty fees, utilization fees, or similar charges, including but not limited to territory fees from distributors (collectively "Distribution Fees") generated from the sale by Tasty Fries of domestic and international territories are terminated. Paragraph "4d" at pages 10-11 of Exhibit 2 of the Judgment and Order and all prior claims for any Distribution Fees are hereby revoked, void and of no further force and effect.

              10. NO RIGHT TO MANUFACTURE TASTY FRIES MACHINES. CFV relinquishes and forgoes any right to manufacture any machine developed by Tasty Fries, as well as any right to Tasty Fries' plans and specifications, that were awarded or given to CFV in the Judgment and Order.

              11. CFV'S VENDING MACHINES. Nothing in this Agreement shall be construed, either expressly nor impliedly, to preclude, impede, restrain, hamper or in any way restrict CFV's absolute right to begin or continue to design, produce or manufacture its own (or having any interest in its own or another company's) french fry vending machine or the selling of products for any such machine or interest therein, so long as any such machine does not infringe on the patents or trade secrets for the design, production or manufacture of Tasty Fries' machines. Any rights Tasty Fries may have had, or claimed to have had, with regard to CFV designing, producing or manufacturing a competitive french fry vending machine or having any interest in CFV's french fry vending machine and/or CFV's ancillary products are hereby forever relinquished, waived, null, void and of no legal force and effect.

              12. ANCILLARY PRODUCTS. All of the rights granted to CFV in paragraph "4c" set forth at page 9 of Exhibit 2 of the Judgment and Order shall remain in full force and effect.

              13. ROYALTIES ON THE FRENCH FRY VENDING MACHINE FOR DOMESTIC AND INTERNATIONAL SALES. CFV's rights to royalties on the french fry vending machine for domestic and international sales as set forth in paragraph "4b" set forth at pages 8 and 9, inclusive, of Exhibit 2 of the Judgment and Order remain in full and force and effect, except for the following modification: The cap of Five Hundred Dollars ($500) royalty per machine is reduced to a cap of Four Hundred and Fifty Dollars ($450) royalty per machine. In addition, CFV shall be entitled to CPI increases every three years on the sale of said machines, except for the first 500 machines for which CFV shall receive Three Hundred and Fifty Dollars ($350) per machine.

              14. NO OPTION TO PURCHASE STOCK. Other than the warrants granted to CFV under this Agreement, CFV acknowledges, understands and agrees that it no longer has any option rights to purchase Two Million (2,000,000) shares of Tasty Fries' stock at 10(cent) per share as set forth in paragraph "4e" at page 11 of Exhibit 2 of the Judgment and Order.

              15. SECURITY AND REPORTS. The Parties acknowledge, understand and agree that the Security and Report provisions set forth in paragraph "4f" at pages 11-12 of Exhibit 2 of the Judgment and Order remain in full force and effect.

              16. RETURN OF BETA TESTING MACHINE. Upon Palmieri's liquidation of shares of Tasty Fries stock equivalent to minimum cash proceeds of $100,000.00, as set forth in paragraph 2 (a) herein, CFV shall return to Tasty Fries the Tasty Fries' Beta Testing Machine currently stored by CFV in its storage facility, FOB Los Angeles County, California.

              17. CLARIFICATION OF CFV'S RIGHTS TO OTHER TASTY FRIES MACHINES. The reference in paragraph "g" at page 5 of Exhibit 2 of the Judgment and Order to "any french fry machine of any kind or derivation including such models as table top, home model, industrial (fast food, high production models), combination model machines such as french fries, onion rings, chicken nuggets or fish and chip combinations or any other model designed now, later designed, or after acquired by Adelaide Holdings, Inc., without limitation" is understood and agreed by the Parties to only apply to any french fry machines or combination model machines that dispense french fries, onion rings, chicken nuggets or fish and chip combinations or any other machines developed by Tasty Fries that use, as one of its components, hot oil to deep fry food products.

              18. DISMISSAL OF ACTION. Within three days after execution of this Agreement, the Parties shall execute a dismissal, with prejudice, of the entire Action and file it with the Court. The dismissal, with prejudice, will be in the form of Exhibit "C", hereto and will recite that the Court shall retain jurisdiction for the entry of judgment, pursuant to stipulation, in the event that Tasty Fries does not pay the remaining monies owed to CFV as set forth in paragraph 2(b), above. If the Court, for whatever reason, refuses to retain jurisdiction for entry of judgment, the Parties will request the Court to stay the Action and the dismissal will be filed upon timely payment of all sums set forth in paragraph 2 herein.

              19. MODIFICATION OF JUDGMENT IN PRIOR ACTION. The Parties agree to execute a stipulation for modification of judgment in the Prior Action to reflect the modifications to the Judgment in the Prior Action as set forth herein. Attached hereto as Exhibit "B" is the Stipulation for Entry of [Proposed] Modified Judgment and [Proposed] Modified Judgment to be entered into the Prior Action.

              20. CONTEMPT PROCEEDINGS. CFV shall not institute any collection, contempt or other proceedings with regard to any monies CFV contends Tasty Fries owes to CFV pursuant to the Judgment and Order that occurred prior to the date of this Agreement, including but not limited to CFV's claim that it is owed $87,500 plus interest as a result of the distributorship agreement provided to Canadian Tasty Fries in or about 1995. In addition, CFV shall not further pursue the contempt proceedings which it initiated in the Action pertaining to the discovery dispute concerning production of Tasty Fries documents and Orders of the Court thereon.

              21. RETAINING JURISDICTION. The Court shall retain jurisdiction to enter judgment in this Action, upon the default of Tasty Fries, to and including Tuesday, April 11, 2000, or such later date that the Court deems appropriate. The parties expressly agree that said date shall be extended for an unlimited time in the event Tasty Fries files for protection under the Bankruptcy laws of the United States of America so as to enable CFV to seek appropriate relief from stay to enforce its rights and enter judgment under this Agreement.

              22. RETURN OF DOCUMENTS. Within seven (7) days after execution of this Agreement, CFV will return to Tasty Fries all copies of all Confidential and Attorneys' Eyes Only documents produced by Tasty Fries to CFV in the Action, and Tasty Fries will return to PCM all copies of all Confidential and Attorneys' Eyes Only documents produced by PCM to Tasty Fries.

              23.    RELEASES.

                     (a) In consideration of the terms and provisions of this Agreement, and expressly omitting therefrom the obligations created hereinabove and any obligations arising from the Judgment and Order not modified by this Agreement, CFV shall and does hereby relieve, release, and discharge Tasty Fries and Kelly, their successors and assigns, and their present and former representatives, agents, licensees, sub-licensees, employees, administrators, assigns, subsidiaries, divisions, affiliates, operating companies, parents, partners, officers, directors, stockholders and attorneys and each of them, of and from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys' fees), damages, actions, causes of action, and claims for relief, of whatever kind or nature, whether known or unknown, suspected or unsuspected, based on, arising out of, or in connection with anything whatsoever done, omitted or suffered to be done with respect to any matter as of the date hereof, including, but not limited to, any and all claims raised by CFV in the Action; and

                     (b) In consideration of the terms and provision of this Agreement, and expressly omitting therefrom the obligations created hereinabove and any obligations arising from the Judgment and Order not modified by this Agreement, Tasty Fries and Kelly shall and do hereby relieve, release, and discharge CFV, its successors and assigns and its present and former representatives, agents, licensees, sublicensees, employees, administrators, assigns, subsidiaries, divisions, affiliates, operating companies, parents, partner, officers, directors, stockholders and attorneys and each of them, of and from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses (including but not limited to attorneys' fees), damages, actions, cause of action, and claims for relief, of whatever kind or nature, whether known or unknown, suspected or unsuspected, based on, arising out of, or in connection with anything whatsoever done, omitted or suffered to be done with respect to any matter as of the date hereof, including, but not limited to, any and all claims raised by Tasty Fries in the Action.

              24. REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The Parties hereto, and each of them, represent and warrant to each other and agree with each other, as follows:

                     (a) CFV acknowledges, understands and agrees that Tasty Fries has no affirmative obligation to CFV, and makes no representation to CFV, that Tasty Fries' french fry vending machines shall be produced, if ever, or produced by any particular date. CFV further acknowledges, understands and agrees that Tasty Fries makes no representation that if the french fry vending machines are in fact produced and sold, that they will be successful or profitable in the marketplace, or that they will continue to be sold. Tasty Fries acknowledges, understands and agrees that other than the obligations expressly set forth in paragraphs 2(a), 4, 5, 10, 16, 18, 19, 20 and 22, inclusive, in this Agreement, CFV has no other obligations to Tasty Fries under the Judgment and Order nor pursuant to the terms of this Agreement. Other than the obligations expressly set forth in this Agreement, CFV has not made, nor herein makes, any representation to Tasty Fries that it promises to do any act for Tasty Fries benefit, nor is it obligated to so do.

CFV represents, and based upon such representation, Tasty Fries acknowledges, that CFV is the absolute owner of the beneficial rights set forth herein and in the Judgment and Order. Other than the obligations expressly set forth in paragraphs 2(a), 4, 5, 10, 16, 18, 19, 20 and 22, inclusive, in this Agreement, Tasty Fries agrees that no future obligations exist for CFV to perform for the benefit of Tasty Fries or any third parties relative to this Agreement and/or the Judgment and Order.

                     (b) Each of the Parties hereto has received independent legal advice from attorneys of its or his own choice, with respect to the advisability of executing this Agreement, and prior to the execution of this Agreement by each Party, each Party's attorneys reviewed this Agreement at length, and made all desired changes;

                     (c) Except as expressly stated in this Agreement, no Party hereto has made any statement or representation to any other Party regarding any fact relied upon by such other Party in entering into this Agreement, and each Party specifically does not rely upon any statement, representation, or promise of the other Party in executing this Agreement, except as expressly stated in this Agreement;

                     (d) There are no other agreements or understandings between the Parties relating in any way to the claims settled herein, except as stated in this Agreement;

                     (e) Each Party, together with his or its attorneys, has made such investigation of the facts pertaining to this Agreement, and of all the matters pertaining thereto, as it deems necessary;

                     (f) The terms of this Agreement are contractual, not a mere recital; this Agreement is the result of negotiation between the Parties, each of whom has participated in the drafting hereof, through its respective attorneys;


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

                     (g) This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by, each person executing this Agreement;

                     (h) Each Party to this Agreement has the power and authority to enter into and perform this Agreement, and the execution and performance of this Agreement have been duly authorized by all requisite corporate action;

                     (i) In entering into this Agreement and the settlement provided for herein, each Party recognizes that no facts or representations are ever absolutely certain; accordingly, except as specifically provided in this Agreement, each Party assumes the risk of any misrepresentation, concealment, or mistake, and if any Party should subsequently discover that any fact it relied upon in entering into this Agreement was untrue, or that any fact was concealed from any Party hereto, or that any understanding of the facts or of the law was incorrect, such Party shall not be entitled to set aside this Agreement by reason thereof. This Agreement is intended to be final and binding between and among the Parties hereto, including their heirs, successors, and assigns, and is further intended to be effective as a full and final accord and satisfaction between and among the Parties hereto. Each Party relies on the said finality of this Agreement as a material factor inducing the Party's execution of this Agreement;

                     (j) Each Party hereto hereby covenants and agrees not to bring any claim, action, suit, or proceeding against any other Party hereto, directly or indirectly, regarding or related in any manner to the matters released hereby or to the settled claims, and each Party further covenants and agrees that this Agreement is a bar to any such claim, action, suit or proceeding.

              25.    WAIVER UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

                     The Parties hereto expressly waive any and all rights under
Section 1542 of the Civil Code of the State of California and any similar provision in any other jurisdiction. Section 1542 provides as follows:

                     "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

        The Parties hereto expressly and completely waive and release any right or benefit which they have or may have under said Section 1542 of the Civil Code of the State of California pertaining to the matters released herein. In connection with such waiver and relinquishment, the Parties hereto, and each of them, acknowledge that it or he is aware that it or he may hereafter discover claims presently known or unsuspected, or facts in addition to or different from those which it or he now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the Parties hereto, and each of them, through this Agreement, and with the advice of counsel, to fully, finally and forever settle and release all such matters, and all claims relative thereto, which do not exist, may exist, or heretofore have existed between the Parties to this Agreement. In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete mutual releases of such matters notwithstanding the discovery of existence of any such additional or different claims or facts relative thereto.

              26. HEIRS, SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, and shall be binding upon, the heirs, successors and assigns of the Parties hereto, and each of them. This Agreement is intended to release and inure to the benefit of each corporate Party's former and present affiliated corporations, subsidiaries, partial subsidiaries, divisions, operating companies, officers, directors, agents, employees, representatives, shareholders, accountants, and attorneys, individually as well as in the capacity indicated. However, except as expressly provided herein, this Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein, and is not intended to constitute a third party beneficiary contract.

              27. INTEGRATION. This Agreement constitutes a single integrated, written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party hereto, except as specifically set forth in this Agreement. All prior discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement.

              28. NO ADMISSION OF LIABILITY/COMPROMISE. The claims made in the present Action by the Parties are disputed. It is understood and agreed by and between the Parties that this Agreement and the Parties' and their counsel's respective signatures on this Agreement are the result of a compromise, are not and shall not be construed as an admission of any liability or fault. The Parties agree and acknowledge that each Party hereto has agreed to this Settlement Agreement and Mutual General Release for the sole purpose of buying the peace of the Parties and avoiding further litigation or claims between them.

              29. SEVERABILITY. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

              30. GOVERNING LAW. This Agreement shall be construed in accordance with, and be governed by, the laws of the State of California and jurisdiction for any disputes arising out of or relating to this Agreement shall exclusively lie in a Court situated within the County of Los Angeles, State of California.

              31. EXECUTION IN COUNTERPARTS AND BY FACSIMILE. This Agreement may be executed and delivered in two or more counterparts, each of which, when so executed and delivered, shall be an original, but such counterparts shall together constitute one and the same instrument and Agreement. This Agreement shall be deemed to be executed as of July 12, 1999. The Parties agree that this Agreement can be executed and delivered by facsimile and facsimile signatures are hereby agreed to be legally binding.

              32. SURVIVAL OF WARRANTIES AND REPRESENTATIONS. The warranties and representations of this Agreement are deemed to survive the date of execution hereof.

              33. REPRESENTATIVE CAPACITY. Each person executing this in a representative capacity is empowered to do so.

              34. SECTION HEADINGS. The section headings, titles and subtitles herein are used solely for convenience, shall not be used in interpreting this Agreement, and shall not be construed in any way to limit, modify or affect the terms of this Agreement.

              35. EXECUTION OF DOCUMENTS. The Parties hereto agree to execute all documents necessary to effectuate the terms of this Agreement and that the execution of this Agreement has been approved by the Board of Directors of each Party.


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

              36. ATTORNEYS' FEES AND COSTS. Except as set forth in paragraph 2, above, each Party shall bear its or his own attorneys' fees, costs and expenses incurred in the Action. In the event that a dispute arises concerning this Agreement, the prevailing Party will have the right to collect all reasonable attorneys' fees and costs.

              37. NOTICES. Any notice, report or writing required to be given hereunder, including a notice of default, shall be in writing and served by sending the same to the Party by facsimile transmission as set forth below. A courtesy copy of the notice shall be sent by first class U.S. mail. Any and all such notices shall be delivered to the Parties at their respective addresses and facsimile/telephone numbers listed below:

              For CFV:                  Glenn E. Stern
                                        California Food & Vending, Inc.
                                        3000 South Robertson Blvd., Suite 280
                                        Los Angeles, California  90034-3158

              With courtesy copy to:    Ronald Jason Palmieri
                                        Law Offices of Ronald Jason Palmieri
                                        911 Linda Flora Drive
                                        Los Angeles, CA 90049
                                        Telephone: (310) 471-1881
                                        Facsimile: (310) 471-3511

              For Tasty Fries, Inc.:    Edward C. Kelly, CEO
                                        Tasty Fries, Inc.
                                        650 Sentry Parkway, Suite One
                                        Blue Bell, Pennsylvania 19422
                                        Telephone: (610) 941-2109
                                        Facsimile: (610) 941-2108

              With courtesy copies to:  Myles J. Tralins, Esq.
                                        TRALINS AND ASSOCIATES
                                        One Biscayne Tower, Suite 3310
                                        Miami, Florida 33131
                                        Telephone: (305) 374-3300
                                        Facsimile: (305) 374-4933


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

                                        and,

                                        Steven L. Hogan, Esq.
                                        Lurie & Zepeda
                                        A Professional Corporation
                                        9107 Wilshire Boulevard, Suite 800
                                        Beverly Hills, California 90210-5533
                                        Telephone: (310) 274-8700
                                        Facsimile:  (310) 274-2798


              EXECUTED by the Parties as follows:

                                        CALIFORNIA FOOD AND VENDING, INC., a
                                        California corporation


Dated:  September 10, 1999              By: /s/ Glenn E. Stern
                                           -------------------------------------
                                           Glenn E. Stern
                                           Its Chief Executive Officer and
                                           Chairman of the Board


                                        EDWARD C. KELLY


Dated:  August 30, 1999                 By: /s/ Edward C. Kelly
                                           -------------------------------------
                                           Edward C. Kelly, individually


                                        TASTY FRIES, INC., a Nevada corporation


Dated:  August 30, 1999                 By: /s/ Edward C. Kelly
                                           -------------------------------------
                                           Edward C. Kelly
                                           Its Chief Executive Officer and
                                           President and Chairman of the Board

READ AND APPROVED AS TO FORM.

LAW OFFICES OF RONALD JASON PALMIERI


By: /s/ Ronald Jason Palmieri
   ---------------------------------
   Ronald Jason Palmieri
   Attorneys for California Food And Vending, Inc.



TRALINS & ASSOCIATES


By: /s/ Myles J. Tralins
   ---------------------------------
   Myles J. Tralins
   Attorneys for Tasty Fries, Inc. and Edward Kelly



LURIE & ZEPEDA


By: /s/ Steven L. Hogan
   ---------------------------------
   Steven L. Hogan
   Attorneys for Tasty Fries, Inc. and Edward Kelly


                                       18